Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2016 FIRST QUARTER RESULTS

Reported $536 Million in Revenue;

Redbox Delivered Sequential Growth in Revenue, Rentals and Margins;

Repurchased Over $57 Million of Outstanding Senior Notes and Reduced Total Debt by Over 9%;

Raised EPS Guidance for 2016

BELLEVUE, Wash.—April 28, 2016—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the first quarter ended March 31, 2016.

“Outerwall delivered solid results in the first quarter, demonstrating our continued ability to generate sustainable cash flow and profitability,” said Erik E. Prusch, chief executive officer and interim Redbox president. “We will continue to leverage our valued and compelling brands, millions of loyal customers, and an unrivaled network of kiosks and retail partners.”

Prusch continued, “Outerwall also initiated a process to explore strategic and financial alternatives to maximize value for shareholders that is well underway. The Board is involved in a comprehensive process and is committed to acting in the best interest of all shareholders.”

Dollars in millions, except per share data	2016 First Quarter	2015 First Quarter	Change %
GAAP Results
• Consolidated revenue	$536.0	$608.6	(11.9)%
• Income from continuing operations	$38.5	$42.2	(8.8)%
• Net income	$38.5	$35.6	8.0%
• Diluted earnings from continuing operations per common share	$2.29	$2.23	2.7%
• Net cash provided by operating activities	$67.2	$106.1	(36.6)%

Core Results*
• Core adjusted EBITDA from continuing operations	$108.0	$147.9	(27.0)%
• Core diluted EPS from continuing operations**	$2.44	$2.81	(13.2)%
• Free cash flow	$53.8	$85.4	(37.0)%

*	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results
**	Beginning in the first quarter of 2016, to better align with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two-class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

Highlights from the first quarter 2016 include:

•	Delivered $108.0 million in core adjusted EBITDA from continuing operations, down $39.9 million from the first quarter of 2015, despite $72.7 million in lower revenue

•	Produced $2.44 in core adjusted EPS from continuing operations

•	Generated $53.8 million in free cash flow

•	Repurchased $57.1 million in face value of 2021 and 2019 Notes for $45.3 million in cash

“During the quarter, we continued to reduce expenses, create efficiencies and optimize our kiosk networks to improve profitability, said Galen C. Smith,” Outerwall’s chief financial officer. “We also implemented further organizational changes across the enterprise that will reduce G&A expense going forward. On a sequential basis, Redbox results improved from the fourth quarter, including driving growth in rentals, revenue and margins.”

Smith continued, “During the quarter we demonstrated our commitment to delivering shareholder value. We announced the doubling of our dividend to $0.60 per share in the second quarter, underscoring our confidence in the business. In addition, we opportunistically repurchased $57 million in face value of our senior notes for $45 million and paid down our credit facility by $23.3 million, reducing our total outstanding debt by over 9%. We remain committed to returning substantial free cash flow to our investors.”

CONSOLIDATED RESULTS

GAAP Results

The company’s first quarter 2016 GAAP results include $3.3 million in one-time restructuring and related costs associated with workforce reductions across the enterprise to further align costs with revenue. These costs were allocated to the lines of business and are included in segment operating results.

In the first quarter of 2016, consolidated revenue was $536.0 million, a decrease of $72.7 million or 11.9%, compared with $608.6 million in the first quarter of 2015, primarily reflecting a $98.0 million decrease in Redbox revenue, partially offset by a $22.3 million increase in revenue from ecoATM.

Income from continuing operations for the first quarter of 2016 was $38.5 million, or $2.29 of diluted earnings from continuing operations per common share, compared with $42.2 million, or $2.23 per common share, in the first quarter of 2015. The first quarter of 2016 benefited from an $11.8 million decrease in net interest expense primarily due to the gain on early extinguishment of debt and lower borrowings, and a $4.7 million decrease in income tax expense.

Net cash provided by operating activities in the first quarter of 2016 was $67.2 million, compared with $106.1 million in the first quarter of 2015. The $38.9 million decrease was primarily due to lower revenue partially offset by better expense management and an increase in net cash outflows from changes in working capital.

Cash capital expenditures for the first quarter of 2016 were $13.5 million compared with $20.7 million in the first quarter of 2015, with the decrease primarily due to reduced spending on property and equipment for kiosks and corporate infrastructure.

Core Results

Core adjusted EBITDA from continuing operations for the first quarter of 2016 was $108.0 million, compared with $147.9 million in the first quarter of 2015. The year-over-year decrease in the first quarter of 2016 was primarily due to lower segment operating income in the Redbox segment, which generated record quarterly revenue in the first quarter of 2015, primarily due to the price increase in December 2014.

Core diluted earnings per share from continuing operations for the first quarter of 2016 was $2.44, compared with $2.81 in the first quarter of 2015. The decrease was primarily attributable to the results of operations described above, partially offset by a reduction in the number of weighted average shares used in the diluted per share calculations as a result of stock repurchases subsequent to the first quarter of 2015.

Free cash flow for the first quarter of 2016 was $53.8 million, compared with $85.4 million in the first quarter of 2015, primarily driven by lower net operating cash flow in the first quarter of 2016, partially offset by lower capital expenditures.

SEGMENT RESULTS

Redbox

Redbox segment revenue for the first quarter of 2016 was $421.5 million compared with $519.5 million in the first quarter of 2015. Revenue decreased $98.0 million, or 18.9%, primarily due to an $87.8 million decrease in same store sales and $10.2 million attributable to kiosks removed or relocated subsequent to the first quarter of 2015, as the company continued efforts to optimize its network by removing underperforming kiosks.

Redbox generated approximately 137.7 million rentals in the first quarter of 2016, down from approximately 173.0 million rentals in the first quarter of 2015. The decline in rentals in the first quarter of 2016 was driven primarily by an 18.0% decline in total disc rentals related to our same store kiosks primarily driven by the impact of secular decline in the physical market, fewer kiosks and lower demand from price sensitive customers compared with the first quarter of 2015. The impact of these factors was partially offset by a 16.4% higher total box office of movie titles released than the prior year and an increase in video game rentals, primarily due to 2015 holiday sales of new generation platforms that increased demand for new generation content released at the end of 2015.

The company continued to invest in customer-specific promotional offerings in the first quarter of 2016 to drive revenue and profit, but reduced overall promotional spend by driving further efficiency in promotional programs.

Net revenue per rental was $3.06 in the first quarter of 2016, compared with $3.00 in the first quarter of 2015. The $0.06 increase in net revenue per rental was primarily due to higher video game rentals, which have a higher per day rental price, and lower promotional spend as compared with the first quarter of 2015.

Redbox segment operating income in the first quarter of 2016 was $84.2 million, a decrease of $38.6 million or 31.4%, compared with $122.9 million in the first quarter of 2015. The lower segment operating income was primarily due to the decrease in revenue described above, partially offset by a $43.9 million decrease in direct operating expenses attributable to lower product costs due to content mix and fewer locations compared with the first quarter of 2015, and a reduction in other direct operating expenses driven by lower revenue and rental volume.

Ongoing initiatives to lower costs contributed to a $1.7 million decrease in general and administrative expenses and reduced marketing expenses by $1.0 million in the quarter. Segment operating margin was 20.0% in the first quarter of 2016, compared with 23.6% in the first quarter of 2015. Segment results for the first quarter of 2016 included $2.4 million in one-time restructuring and related costs that represented 60 basis points of segment operating margin.

On a sequential basis, Redbox delivered growth in revenue, rentals and margins. Redbox revenue increased $14.5 million, or 3.6%, on a 1.4% increase in rentals in the first quarter of 2016, while segment operating margin improved 460 basis points to 20.0% from 15.4% in the fourth quarter of 2015. Redbox gross margin was 54.4% in the first quarter of 2016, down from 59.5% in the first quarter of 2015, but improved from 52.1% in the fourth quarter of 2015.

Coinstar

Coinstar segment revenue was $72.4 million in the first quarter of 2016, an increase of $3.0 million or 4.4%, compared with $69.3 million in the first quarter of 2015, primarily due to higher revenue in the U.S. due to increased volume. Coinstar revenue was negatively impacted by unfavorable exchange rates in the U.K. and Canada related to the continued strengthening of the U.S. dollar versus the British pound and Canadian dollar compared with the prior year. Both the number of transactions and average transaction size increased in the first quarter of 2016 compared with the first quarter of 2015.

Coinstar segment operating income was $24.6 million in the first quarter of 2016, an increase of $2.1 million or 9.3%, compared with $22.5 million in the first quarter of 2015. Coinstar segment operating margin increased 150 basis points to 34.0% for the first quarter of 2016, compared with 32.5% in the first quarter of 2015, as the business continued to actively manage expenses and identify opportunities to reduce costs. Segment results for the first quarter of 2016 included $0.5 million in one-time restructuring and related costs that represented 70 basis points of segment operating margin.

During the first quarter, Coinstar installed its first coin-counting kiosk in Spain to begin testing the service in an additional country and plans to expand the test as well as explore other international opportunities.

ecoATM

Revenue in the ecoATM segment increased $22.3 million, or 113.1%, to $42.1 million in the first quarter of 2016, primarily due to revenue earned from devices acquired and sold through Gazelle. The results of operations for Gazelle have also favorably impacted the mix of value devices and the average selling price of value devices sold, which increased to $65.72 from $60.28 in the first quarter of 2015.

Segment operating loss decreased to $5.7 million in the first quarter of 2016, compared with $8.3 million in the first quarter of 2015, primarily due to the increase in revenue described above, partially offset by a $15.1 million increase in direct operating expenses primarily due to the addition of Gazelle and costs associated with the larger installed ecoATM kiosk base. Segment results for the first quarter of 2016 included $0.4 million in one-time restructuring and related costs that represented 100 basis points of segment operating margin. The business unit continues to be on track to achieve segment operating profitability for 2016.

At the end of the quarter, ecoATM had an installed base of 2,540 kiosks, an increase of 400 compared with the first quarter of 2015 and an increase of 290 from the end of 2015.

CAPITAL ALLOCATION

During the first quarter of 2016, the company repurchased $29.4 million in face value of its 6% Senior Notes due 2019 for $23.4 million, and $27.7 million in face value of its 5.875% Senior Notes due 2021 for $21.9 million in cash. The gain from early extinguishment of these notes was approximately $11.0 million and is included in net interest expense. In addition to the notes repurchased, the company also reduced the outstanding balance on its credit facility by $23.3 million, decreasing its total outstanding debt by over 9%.

On March 14, 2016, the company’s board of directors declared a quarterly cash dividend of $0.60 per share to be paid on June 21, 2016, to stockholders of record as of the close of business on June 7, 2016. On March 29, 2016, the company paid a cash dividend of $0.30 per outstanding share of its common stock totaling approximately $5.1 million.

The company did not repurchase any shares of its common stock during the first quarter of 2016. As of March 31, 2016, there was approximately $256.4 million remaining under the company’s stock repurchase authorization.

2016 ANNUAL GUIDANCE

The following table presents Outerwall’s updated full-year 2016 guidance and reflects changes in the company’s expectations based on the company’s first quarter results and outlook for the year:

2016 FULL-YEAR GUIDANCE

As of
Dollars in millions, except per share data	April 28, 2016
Consolidated results
Core adjusted EBITDA from continuing operations(1)	$340 — $380
Core diluted EPS from continuing operations(1)(2)(3)	$5.35 — $6.55
Free cash flow(1)	$140 — $190
Weighted average diluted shares outstanding(3) (in millions)	16.29 — 16.35
Core effective tax rate	34.5% — 35.5%
Capital expenditures
Redbox	$15 — $19
Coinstar	$7 — $9
ecoATM	$5 — $6
Corporate	$18 — $21

Total CAPEX	$45 — $55

Net kiosk installations
Redbox	(1,000) — (2,000)
Coinstar	(150) — (200)
ecoATM	50 — 100

(1)	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
(2)	Defined as diluted earnings per share from continuing operations utilizing the two-class method excluding non-core adjustments, net of adjustments
(3)	Excludes the impact of any potential share repurchases for the remainder of 2016

ADDITIONAL INFORMATION

Additional information regarding the company’s 2016 first quarter operating and financial results and guidance is included in the company’s prepared remarks, which, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss first quarter 2016 earnings results and 2016 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through May 12, 2016, at 1-855-859-2056 or 1-404-537-3406, using conference ID 75276674.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A Follow)

Investor Contact:

Rosemary Moothart

Director, Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Susan Johnston

Vice President, Corporate Communications & Public Affairs

425-943-8993

Susan.Johnston@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$535,956	$608,636
Expenses:
Direct operating(1)	375,967	405,184
Marketing	9,222	8,420
Research and development	1,045	2,084
General and administrative	47,770	48,556
Restructuring and related costs	3,275	15,851
Depreciation and other	36,118	42,686
Amortization of intangible assets	3,790	3,309

Total expenses	477,187	526,090

Operating income	58,769	82,546
Other income (expense), net:
Loss from equity method investments, net	(207)	(132)
Interest expense, net	(242)	(12,071)
Other, net	1,229	(2,346)

Total other income (expense), net	780	(14,549)

Income from continuing operations before income taxes	59,549	67,997
Income tax expense	(21,098)	(25,842)

Income from continuing operations	38,451	42,155
Loss from discontinued operations, net of tax	—	(6,556)

Net income	38,451	35,599
Foreign currency translation adjustment(2)	(549)	2,854

Comprehensive income	$37,902	$38,453

Income from continuing operations attributable to common shares:
Basic	$36,986	$40,775
Diluted	$36,988	$40,776

Basic earnings (loss) per common share:
Continuing operations	$2.30	$2.23
Discontinued operations	—	(0.36)

Basic earnings per common share	$2.30	$1.87

Diluted earnings (loss) per common share:
Continuing operations	$2.29	$2.23
Discontinued operations	—	(0.36)

Diluted earnings per common share	$2.29	$1.87

Weighted average common shares used in basic and diluted per share calculations:
Basic	16,094	18,269
Diluted	16,136	18,286

Dividends paid per common share	$0.30	$0.30

(1)	“Direct operating” excludes depreciation and other of $26.2 million and $30.2 million for the three months ended March 31, 2016 and 2015, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three months ended March 31, 2016 and 2015, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$198,850	$222,549
Accounts receivable, net of allowances of $1,015 and $1,272	31,683	38,464
Content library	156,352	188,490
Prepaid expenses and other current assets	46,389	51,368

Total current assets	433,274	500,871
Property and equipment, net	290,760	316,013
Deferred income taxes	2,508	2,606
Goodwill and other intangible assets, net	536,724	540,514
Other long-term assets	1,874	2,207

Total assets	$1,265,140	$1,362,211

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$145,387	$184,010
Accrued payable to retailers	90,472	115,098
Other accrued liabilities	159,782	141,437
Dividend payable	10,463	—
Current portion of long-term debt and other long-term liabilities	17,912	17,131

Total current liabilities	424,016	457,676
Long-term debt and other long-term liabilities	813,967	893,517
Deferred income taxes	24,957	33,092

Total liabilities	1,262,940	1,384,285
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 37,291,804 and 36,720,579 shares issued; 17,228,741 and 16,607,516 shares outstanding;	485,171	485,163
Treasury stock	(1,149,261)	(1,151,063)
Retained earnings	666,465	643,452
Accumulated other comprehensive income (loss)	(175)	374

Total stockholders’ equity (deficit)	2,200	(22,074)

Total liabilities and stockholders’ equity	$1,265,140	$1,362,211

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net income	$38,451	$35,599
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	36,118	48,543
Amortization of intangible assets	3,790	3,353
Share-based payments expense	4,330	3,903
Windfall excess tax benefits related to share-based payments	—	(526)
Deferred income taxes	(7,822)	(2,547)
Restructuring, impairment and related costs(2)	361	1,680
Loss from equity method investments, net	207	132
Amortization of deferred financing fees and debt discount	638	693
Gain from early extinguishment of debt	(11,028)	—
Other	(36)	(1,198)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	6,863	11,823
Content library	33,126	9,956
Prepaid expenses and other current assets	6,022	(3,106)
Other assets	163	168
Accounts payable	(35,405)	2,920
Accrued payable to retailers	(24,646)	(18,441)
Other accrued liabilities	16,073	13,120

Net cash flows from operating activities(1)	67,205	106,072
Investing Activities:
Purchases of property and equipment	(13,453)	(20,709)
Proceeds from sale of property and equipment	74	123

Net cash flows used in investing activities(1)	(13,379)	(20,586)
Financing Activities:
Proceeds from new borrowing on Credit Facility	85,000	35,000
Principal payments on Credit Facility	(108,313)	(116,875)
Repurchases of notes	(45,328)	—
Repurchases of common stock	—	(40,708)
Dividends paid	(5,038)	(5,602)
Principal payments on capital lease obligations and other debt	(1,626)	(3,245)
Windfall excess tax benefits related to share-based payments	—	526
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(1,425)	(3,088)

Net cash flows used in financing activities(1)	(76,730)	(133,992)

	Three Months Ended March 31,
	2016	2015
Effect of exchange rate changes on cash	(795)	3,744

Change in cash and cash equivalents	(23,699)	(44,762)
Cash and cash equivalents:
Beginning of period	222,549	242,696

End of period	$198,850	$197,934

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$12,050	$11,913
Cash paid during the period for income taxes, net	$2,061	$12,991
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$1,756	$720
Purchases of property and equipment included in ending accounts payable	$2,462	$2,025

(1)	During the first quarter of 2015 we discontinued our Redbox operations in Canada. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented.
(2)	The non-cash restructuring, impairment and related costs in the three months ended March 31, 2015 of $1.7 million is composed of $6.9 million in impairments of lease related assets partially offset by a $5.2 million benefit resulting from the lease termination.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Comparability of Results

We regularly assess the performance of our concepts to determine whether continued funding or other alternatives are appropriate and as a result, we discontinued operating SAMPLEit in the fourth quarter of 2015. As SAMPLEit did not represent a major component of our operations or financial results, the results of SAMPLEit did not qualify to be reported as a discontinued operation and remain in our All Other reporting category.

On November 10, 2015, we acquired certain assets and liabilities of Gazelle, Inc. (“Gazelle”). Results of operations for Gazelle are included in ecoATM for the three month period ended March 31, 2016.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Three Months Ended March 31, 2016	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$421,488	$72,379	$42,089	$—	$—	$535,956
Expenses:
Direct operating	299,001	38,645	37,894	86	341	375,967
Marketing	3,824	775	4,580	5	38	9,222
Research and development	—	—	935	—	110	1,045
General and administrative	32,029	7,864	4,002	347	3,528	47,770
Restructuring and related costs	2,408	462	405	—	—	3,275

Segment operating income (loss)	84,226	24,633	(5,727)	(438)	(4,017)	98,677
Less: depreciation, amortization and other	(24,295)	(7,409)	(8,204)	—	—	(39,908)

Operating income (loss)	59,931	17,224	(13,931)	(438)	(4,017)	58,769
Loss from equity method investments, net	—	—	—	—	(207)	(207)
Interest expense, net	—	—	—	—	(242)	(242)
Other, net	—	—	—	—	1,229	1,229

Income (loss) from continuing operations before income taxes	$59,931	$17,224	$(13,931)	$(438)	$(3,237)	$59,549

Dollars in thousands
Three Months Ended March 31, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$519,533	$69,330	$19,749	$24	$—	$608,636
Expenses:
Direct operating	342,935	37,263	22,806	1,191	989	405,184
Marketing	4,825	1,178	1,730	320	367	8,420
Research and development	—	—	1,456	(85)	713	2,084
General and administrative	33,735	7,795	1,968	2,507	2,551	48,556
Restructuring and related costs	15,174	550	127	—	—	15,851

Segment operating income (loss)	122,864	22,544	(8,338)	(3,909)	(4,620)	128,541
Less: depreciation, amortization and other	(31,607)	(7,818)	(5,902)	(668)	—	(45,995)

Operating income (loss)	91,257	14,726	(14,240)	(4,577)	(4,620)	82,546
Loss from equity method investments, net	—	—	—	—	(132)	(132)
Interest expense, net	—	—	—	—	(12,071)	(12,071)
Other, net	—	—	—	—	(2,346)	(2,346)

Income (loss) from continuing operations before income taxes	$91,257	$14,726	$(14,240)	$(4,577)	$(19,169)	$67,997

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iii) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
Dollars in thousands	2016	2015
Net income from continuing operations	$38,451	$42,155
Depreciation, amortization and other	39,908	45,995
Interest expense, net	242	12,071
Income taxes	21,098	25,842
Share-based payments expense(1)	4,392	3,941

Adjusted EBITDA from continuing operations	104,091	130,004
Non-Core Adjustments:
Restructuring and related costs	3,275	15,851
Rights to receive cash issued in connection with the acquisition of ecoATM	440	1,920
Loss from equity method investments, net	207	132

Core adjusted EBITDA from continuing operations	$108,013	$147,907

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Beginning in the first quarter of 2016, to align better with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
	2016	2015
Diluted EPS from continuing operations per common share	$2.29	$2.23
Non-Core Adjustments, net of tax:(1)
Restructuring and related costs	0.12	0.51
Rights to receive cash issued in connection with the acquisition of ecoATM	0.02	0.07
Loss from equity method investments, net	0.01	—

Core diluted EPS from continuing operations	$2.44	$2.81

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
Dollars in thousands	2016	2015
Net cash provided by operating activities	$67,205	$106,072
Purchase of property and equipment	(13,453)	(20,709)

Free cash flow	$53,752	$85,363

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	March 31, 2016	December 31, 2015
Senior unsecured notes	$551,847	$608,908
Term loans	134,063	136,875
Revolving line of credit	120,000	140,500
Capital leases	6,011	5,889

Total principal value of outstanding debt including capital leases	811,921	892,172
Less domestic cash and cash equivalents held in financial institutions	(44,855)	(46,192)

Net debt	767,066	845,980
LTM Core adjusted EBITDA from continuing operations(1)	$445,391	$485,285

Net leverage ratio	1.72	1.74

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended March 31, 2016 and December 31, 2015 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the three months ended March 31, 2016	$108,013
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014(1)	485,285
Less: Core adjusted EBITDA from continuing operations for the three months ended March 31, 2015	(147,907)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended March 31, 2016	$445,391

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2015, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2015.